Exhibit 10.5

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

This First Amendment To Employment Agreement (this "Amendment") is entered into this 28th day of November, 2008 (the "Effective Date"), by and between Brion D. Umidi ("Executive") and ReGen Biologies, Inc. (the "Company").

WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of March 23, 2004 (the "Employment Agreement"); and

WHEREAS, the Company and Executive desire to revise certain provisions of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Amendment, the Company and the Executive hereby agree that the Employment Agreement is hereby amended as follows:

1.      Section 5(b) is hereby replaced in its entirety with the following:

(b)     Without Cause. Notwithstanding any other provision of this Agreement, the Company may terminate Executive's employment and this Agreement without cause by providing Executive ninety (90) days advance written notice, provided that in the event of such termination.  Executive shall be entitled to exercise vested stock options in accordance with their terms (but with an extension of twelve (12) months of the period within which such options must be exercised), a lump sum payment of six (6) months of salary to be paid within thirty (30) days after termination and continuation of his Company-paid health and other welfare benefits for six (6) months.  Solely for purposes of determining the vested percentage of the Executive Grants at the time of such termination. Executive shall be deemed to have continued employment with the Company for six (6) months beyond the termination date,

2.     Section 5(c) is hereby replaced in its entirety with the following:

(c)     Material Change in Responsibilities. Notwithstanding any other provision of this Agreement, should the Company materially reduce Executive's authority, duties or responsibilities, Executive shall have thirty (30) days to provide the Company written notice of his objection to such reduction.  The Company shall thereafter be afforded thirty (30) days from receipt of such notice to respond to and cure Executive's objection(s).  Should the Company fail to restore Executive's authority, duties and responsibilities in full during this thirty (30) day period, Executive shall be entitled to resign and such resignation for purposes of salary and benefit continuation, and vesting, shall be treated as a termination without cause as defined in Section 5(b).

3.     Sections 5(d) and 6(c) are hereby deleted.

4.     The following new Sections 14 and 15 are hereby added:

14.     Offset.   Executive hereby acknowledges and agrees that in the event that he receives and has the right to retain any payment pursuant to that certain Escrow Agreement between the Company and Sun Trust Bank dated June 27, 2008. that such amounts shall be offset against any obligation of the Company to pay a lump sum cash payment to Executive pursuant to Sections 5 - 7 of this Agreement.

15.     § 409A Compliance. The parties to this Agreement intend that no benefit hereunder shall be treated as nonqualified deferred compensation for purposes of Section 409 A of the Internal Revenue Code of 1986. as amended, and agree that this Agreement shall be so interpreted.

5.     In all other respects, the Employment Agreement shall continue in full force and effect and the parties' rights and obligations shall be governed by the terms of the Employment Agreement as modified herein. To the extent that any conflict may exist between any term or provision of this Amendment and any term or provision of the Employment Agreement, such term or provision of this Amendment shall control,

IN WITNESS WHEREOF, the parties have executed this Amendment on the Effective Date set forth above.

ReGen Biologics

/s/ Brion D. Umidi	/s/ Gerald E. Brisbee, Jr.
BRION D. UMIDI
	By:	Gerald E. Brisbee, Jr.

	Its:	Chairman and CEO